Exhibit 99.1

Press / Investor Contact:

Taxus Cardium Pharmaceuticals Group Inc.

Tel: (858) 414.1477

Email: InvestorRelations@cardiumthx.com

TAXUS CARDIUM ANNOUNCES TWO DIRECTOR RETIREMENTS

FOLLOWING A DECADE OF DISTINGUISHED SERVICE

SAN DIEGO, CA – December 14, 2016 – Taxus Cardium Pharmaceuticals Group Inc. (Trading Symbol: CRXM) today announced that Tyler Dylan-Hyde, Ph.D. and Mr. Lon Otremba have retired as directors of the Company’s Board of Directors after a decade of service.

“We all thank Dr. Dylan-Hyde and Mr. Otremba for their long service and many contributions to the development of our Company,” said Mr. Christopher Reinhard, Chairman of the Board of Directors.  “We wish them every success in their future endeavors.”

Dr. Dylan-Hyde co-founded the Company and served on its Board of Directors beginning in 2003.  Lon Otremba joined the Board of Directors in 2006, and served on its Nominating Committee.

Mr. Reinhard noted that during their years of distinguished service the Company successfully (1) acquired Innercool Therapies, secured FDA clearance for the RapidBlue™ endovascular therapeutic hypothermia system, built a 30,000 square foot cGMP manufacturing facility in San Diego, before selling the business to Royal Philips, the Dutch conglomerate (2) initiated clinical studies and secured FDA 510(k) clearance to market and sell the Excellagen® advanced wound healing dermal matrix in the United States, (3) acquired the San Diego-based To Go Brands® nutraceutical company, which was subsequently sold to Healthy Brands Collective company, and (4) acquired the Generx® [Ad5FGF-4] angiogenic gene therapy product candidate from Schering AG (now Bayer Healthcare) for the treatment of patients with myocardial ischemia and refractory angina, which has recently received FDA-clearance to advance forward into a new U.S.-based Phase 3 clinical study.

Taxus Cardium Pharmaceuticals Group

      Taxus Cardium Pharmaceuticals Group Inc. is an operating company that manages a portfolio of equity-based and potential royalty-driven investments as follows: (1) Angionetics, Inc. focused on the late-stage clinical development and commercialization of Generx®, an angiogenic gene therapy product candidate designed for medical revascularization for the potential treatment of patients with myocardial ischemia and refractory angina due to advanced coronary artery disease; (2) Activation Therapeutics, Inc. developing the Excellagen® technology platform, with broad potential applications as a delivery platform for small molecule drugs, proteins and biologics and as an FDA-cleared flowable dermal matrix for advanced wound care; (3) LifeAgain Insurance Solutions Inc., with an advanced medical data analytics (ADAPT®) technology platform focused on developing new and innovative products for the life insurance and healthcare sectors; and (4) a minority investment in Healthy Brands Collective, a functional food and nutraceutical company which acquired Taxus Cardium’s To Go Brands® business.

Copyright 2016 Taxus Cardium Pharmaceuticals Group Inc.  All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium®, Generx®, Medical Revascularization™, Activation Therapeutics™,Excellagen®, LifeAgain™, ADAPT®, are trademarks of Taxus Cardium Pharmaceuticals Group Inc.. Other trademarks belong to their respective owners.

SMRH:479913245.1	-2-